Exhibit 3.122

ARTICLES OF INCORPORATION

of

S.O.I. ACQUISITION CORP.

The undersigned incorporator, for the purpose of forming a corporation (hereinafter referred to as the “Corporation”) under the Florida Business Corporation Act, hereby adopts the following Articles of Incorporation.

Article I:          The name of the Corporation shall be S.O.I. ACQUISITION CORP.

Article II:        The principal place of business and mailing address of the Corporation shall be 6262 Sunset Drive, Miami, Florida 33143.

Article III:       The maximum number of shares that the Corporation is authorized to issue is 1,000 shares of common stock, par value of $ 0.01 dollars per share.

Article IV:       The name and street address of the initial registered agent is Corporate Creations Network Inc., 11380 Prosperity Farms Road #221E, Palm Beach Gardens, FL  33410.

The written acceptance of the initial registered agent, as required by the provisions of Section 607.0501(3) of the Florida Business Corporation Act, is set forth following the signature of the incorporator and is made a part thereof.

Article V:         The name and street address of the incorporator to these Articles of Incorporation is:   Jennifer A. West, 6262 Sunset Drive, Miami, Florida 33143

Article VI:       The Corporation is organized to engage in any or all lawful business for which corporations may be incorporated under the provisions of the Florida Statutes.

Article VII:      The period of duration of the Corporation is perpetual.

Article VIII:    The Corporation shall, to the fullest extent legally permissible under the provisions of the Florida Business Corporation Act, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by such person in connection with any action, suit or other proceeding in which such person may be involved or with which such person may be threatened, or other matters referred to in or covered by said provisions both as to action in such person’s official capacity and as to action in any other capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

The undersigned incorporator has executed these Articles of Incorporation this 11th day of February, 2014.

/s/ Jennifer A. West
Jennifer A. West, Incorporator

Corporate Creations Network Inc. having been named as registered agent and to accept service of process for the above-stated Corporation at the place designated in these Articles of Incorporation, hereby accepts the appointment as registered agent and agrees to act in such capacity.  Corporate Creations Network Inc. further agrees to comply with the provisions of all statutes relating to the proper and complete performance of its duties, and is familiar with and accepts the obligations of its position as registered agent.

CORPORATE CREATIONS NETWORK INC.

By:	/s/ Julianna Needham, special secretary

Date:	02/11/14